Exhibit 99.1

Synergy Board of Directors Declares Dividend of ContraVir Common Stock

New York, New York — January 28,  2014 — Synergy Pharmaceuticals Inc. (NASDAQ: SGYP), a developer of new drugs to treat gastrointestinal disorders and diseases, today announced that its board of directors has approved the final distribution ratio and declared a pro rata dividend for the spin-off of the shares of common stock of Synergy’s wholly-owned subsidiary, ContraVir Pharmaceuticals, Inc. (“ContraVir”).

On the distribution date of February 18, 2014, Synergy stockholders of record as of the close of business on February 6, 2014, the record date for the distribution, will receive .0986 shares of ContraVir common stock for every 1 share of Synergy common stock they hold.  No fractional shares of ContraVir will be issued. Synergy Stockholders will receive cash in lieu of fractional shares.  Cash received in lieu of fractional shares will be taxable. Synergy stockholders are urged to consult with their tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of the ContraVir spin-off.

After the distribution, ContraVir will be an independent publicly traded company and Synergy will retain no ownership interest in ContraVir.  No action or payment is required by Synergy stockholders to receive the shares of ContraVir common stock. Stockholders who hold Synergy common stock on the record date will receive a book-entry account statement reflecting their ownership of ContraVir common stock or their brokerage account will be credited with the ContraVir shares.

The distribution does not require shareholder approval. An Information Statement containing details regarding the distribution of the ContraVir common stock and ContraVir’s business and management following the ContraVir spin-off will be mailed to Synergy stockholders prior to the distribution date.   The distribution of ContraVir common stock is subject to the satisfaction or waiver of certain conditions described in the Information Statement.  Synergy and ContraVir expect that all conditions to the spin-off will be satisfied on or before the distribution date.

The ex-dividend date is pending and will be set by NASDAQ.

Synergy expects a “when issued” public market for ContraVir common stock to begin on or about February 6, 2014 on the OTC Bulletin Board.  Following the spin-off, “regular way” trading of ContraVir common stock is expected to start on February 18, 2014. The CUSIP number for the ContraVir common stock will be 21234W 103 when regular way trading begins.

About Synergy

Synergy Pharmaceuticals Inc. is a biotechnology company focused on the research and development of novel drugs for the treatment of gastrointestinal (GI) diseases and disorders. Synergy has discovered proprietary analogs of the human GI hormone, uroguanylin, the natural agonist for the intestinal guanylate cyclase-C (GC-C) receptor. Both Synergy’s lead GC-C agonist, plecanatide, and next-generation GC-C agonist, SP-333, mimic uroguanylin’s natural functions by binding to and activating the GC-C receptor in the GI tract to stimulate fluid and transit required for normal digestion. Plecanatide is in phase 3 clinical trials for chronic idiopathic constipation and a phase 2b study for irritable bowel syndrome with constipation. SP-333 is in phase 2 development for opioid-induced constipation and is also being explored for ulcerative colitis. For more information please visit www.synergypharma.com.

About ContraVir

ContraVir is a biopharmaceutical company focused primarily on the development of drugs to treat herpes zoster, or shingles, which is an infection caused by the reactivation of varicella zoster virus or VZV.

ContraVir’s lead candidate, FV-100, is an orally available nucleoside analogue prodrug of CF-1743 that it is developing for the treatment of shingles. Published preclinical studies demonstrate that FV-100 is significantly more potent against VZV than acyclovir, valacyclovir, and famciclovir, the FDA-approved drugs used for the treatment of shingles.

Preclinical studies further demonstrate that FV-100 has a more rapid onset of antiviral activity, and may fully inhibit the replication of VZV more rapidly than these drugs at significantly lower concentration levels. In addition, pharmacokinetic data from completed phase 1 and 2 clinical trials suggest that FV-100 has the potential to demonstrate antiviral activity when dosed orally once-a-day at significantly lower levels than valacyclovir, acyclovir, and famciclovir.

For more information please visit www.contravir.com .

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s and ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission as well as ContraVir’s Registration Statement on Form 10 filed with the SEC. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy and ContraVir do not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

CONTACT:

Media Contact:

Gem Gokmen

Office:  212-584-7610

Mobile:  646-637-3208

ggokmen@synergypharma.com

Investor Contact:

Bernard Denoyer

Office: 212-297-0020

Mobile: 203-300-8147

bdenoyer@synergypharma.com